CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS
Achieved 2015 EPS of $1.29(1); Top-end of Previously Provided Guidance Range
Projects EPS Growth of 5% to 12% in 2016
BLOOMFIELD HILLS, Michigan, February 25, 2016 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the year and quarter ended December 31, 2015. TriMas reported fourth quarter net sales from continuing operations of $192.8 million, a decrease of 13.7% compared to fourth quarter 2014. The Company reported a fourth quarter 2015 loss from continuing operations of $60.8 million, or a loss of $1.35 per diluted share, as compared to income of $7.7 million, or $0.17 per diluted share during fourth quarter 2014. Excluding Special Items(1), which primarily consisted of non-cash goodwill and indefinite-lived intangible asset impairment charges related to the Company's energy-facing businesses, as well as severance and business restructuring costs, fourth quarter 2015 diluted earnings per share (EPS) from continuing operations would have been $0.29, at the higher end of the Company's previously provided 2015 EPS guidance range. Fourth quarter 2014 EPS would have been $0.44 on a comparable basis.
For the year, the Company reported net sales from continuing operations of $864.0 million, a decrease of 2.6% as compared to 2014, as the Company's organic and acquisition sales increases were more than offset by sales declines resulting from the impact of lower oil prices, macroeconomic uncertainty and unfavorable currency exchange. The Company reported a full year loss from continuing operations of $28.7 million, or a loss of $0.64 per diluted share, compared to income from continuing operations of $46.1 million, or $1.02 per diluted share, in 2014. Excluding Special Items(1), full year 2015 income from continuing operations would have been $58.7 million, or $1.29 per diluted share, as compared to $63.5 million, or $1.40 per diluted share, in 2014.

TriMas Full Year 2015 Highlights

•
Achieved the high end of its previously provided 2015 EPS guidance range, as well as Free Cash Flow within the previous guidance range, despite macroeconomic weakness, most notably in the oil and industrial end markets.

•
Implemented a broadly-focused Financial Improvement Plan, targeting cost actions which are now expected to yield approximately $22 million of annual savings, and improve the Company’s profitability, cash flow conversion and operational efficiencies.

•
Improved operating profit margin, excluding Special Items(2), by 20 basis points as compared to 2015 with improvements in Packaging and Aerospace, and a reduction in corporate expenses, partially offset by declines in the Company's energy-facing businesses.

•
Increased Aerospace operating profit margin, excluding Special Items(2), by 290 basis points due to higher sales related to the Allfast acquisition in 2014, improved manufacturing efficiencies, and continued productivity and cost reduction initiatives.

•
Within Engineered Components, achieved margin expansion on lower revenue through favorable product mix and productivity efforts in the Norris Cylinder business, while remaining profitable in the Arrow Engine business despite a nearly 60% decline in year-over-year sales due to the impact of lower oil prices and declines in related oil production activity.

•	Completed the tax-free spin-off of the Cequent businesses to TriMas' shareholders as a newly formed company, Horizon Global Corporation.

•	Authorized a share repurchase program that enables the Company to purchase up to $50 million of its outstanding common stock.
"Our actions taken in 2015 demonstrate our efforts to continuously improve our company, as our focus continues to trend toward our higher-margin, highly-engineered product solutions," said Dave Wathen, TriMas President and Chief Executive Officer. "During 2015, we invested in our higher growth and higher margin Packaging and Aerospace businesses, and completed the spin-off of our Cequent businesses. We also achieved a 2015 EPS of $1.29(1), which is at the high end of our previously provided guidance range, as better than expected operating performance more than offset the impact of lower than expected revenue. As we faced a continued weak macroeconomic environment, most notably in the energy-facing and industrial end markets, we intensified our efforts to mitigate the impact of weaker demand across all of our businesses through a series of initiatives, which included a corporate-wide Financial Improvement Plan."
Wathen continued, "Given that we experienced additional demand softness during the fourth quarter of 2015, and we expect these macroeconomic pressures to persist in 2016, we recently announced a set of incremental actions in response to this environment, increasing our previously communicated Financial Improvement Plan by 50 percent to $22 million of annual savings on a full run-rate basis. The changes we are making in our organization and business processes will better enable TriMas to navigate this slowdown and provide operational efficiencies that will help us to drive our financial performance regardless of market instability and business conditions. We remain focused on reshaping the businesses to better serve our customers, optimizing our flexible global manufacturing footprint, implementing productivity and lean programs, and leveraging our recent acquisitions."
"As we look forward to 2016, we are estimating a flat top-line, as the positive impact of our organic initiatives are expected to be offset by the continued macroeconomic pressures and anticipated sales declines in our energy-facing businesses year-over-year. We expect our full-year 2016 diluted EPS to range between $1.35 and $1.45 per share, with the midpoint representing EPS growth of approximately 8.5% as compared to 2015. We continue to be confident in our ability to improve our margins and generate strong cash flow, and to deliver increased return on capital," Wathen concluded.
Full Year 2015 Financial Results - From Continuing Operations

•
TriMas reported 2015 net sales of $864.0 million, a decrease of 2.6% as compared to $887.3 million in 2014. The positive impacts of the Company's organic sales initiatives and the Allfast acquisition completed in October 2014 were more than offset by sales declines resulting from the impact of lower oil prices, macroeconomic uncertainty and $13.1 million of unfavorable currency exchange, primarily in Packaging and Energy.

•
The Company reported a 2015 operating loss of $4.3 million, compared to an operating profit of $86.7 million for 2014. Excluding the impact of Special Items(2), primarily related to the non-cash goodwill and indefinite-lived intangible asset impairment charges in the Company's energy-facing businesses and severance and business restructuring costs, 2015 operating profit would have been $101.7 million in 2015, as compared to $103.3 million in 2014. Operating profit margin (excluding Special Items(2)) in 2015 was 11.8%, an increase of 20 basis points compared to 2014, as increases in operating profit margin in Packaging and Aerospace, as a result of productivity and manufacturing efficiencies, the favorable product sales mix impact of the Allfast acquisition, and a reduction in corporate costs and expenses, more than offset the reductions in profit margin in Energy and Engineered Components.

•
The Company reported a 2015 loss of $28.7 million, or $0.64 per diluted share, compared to income of $46.1 million, or $1.02 per diluted share, during 2014. Excluding the impact of Special Items(1) described above, 2015 income would have been $58.7 million, as compared to $63.5 million in 2014, primarily as a result of lower operating profit and higher interest expense. Excluding Special Items(1), 2015 diluted EPS would have been $1.29.

•
The Company achieved its previously provided Free Cash Flow (defined as Cash Flow from Operating Activities, excluding the cash impact of the Financial Improvement Plan, less Capital Expenditures) guidance by generating $50.8 million, as compared to $69.5 million in 2014, while continuing to invest in capital expenditures, and future growth and productivity programs. Free Cash Flow was approximately 87% of net income for 2015, excluding Special Items.

•
During 2015, the Company invested $28.7 million in capital expenditures (included in Free Cash Flow above) primarily in support of future growth, productivity and lower cost manufacturing opportunities, and $10.0 million in acquisitions, net of cash acquired.

Fourth Quarter 2015 Financial Results - From Continuing Operations

•
TriMas reported fourth quarter net sales of $192.8 million, a decrease of 13.7% as compared to $223.4 million in fourth quarter 2014, as increased weakness in the industrial and energy-facing end markets and approximately $2.4 million of unfavorable currency exchange more than offset organic initiatives and the results of acquisitions.

•
The Company reported an operating loss of $68.0 million in fourth quarter 2015, as compared to an operating profit of $16.7 million during fourth quarter 2014. Excluding Special Items(2) primarily related to the non-cash goodwill and indefinite-lived intangible asset impairment charges in the Company's energy-facing businesses and severance and business restructuring costs, fourth quarter 2015 operating profit would have been $22.1 million, as compared to $28.2 million during fourth quarter 2014. Fourth quarter 2015 operating profit margin declined as the impact of reduced sales and the related lower fixed cost absorption more than offset the positive impact of the Financial Improvement Plan and other productivity and manufacturing efficiency initiatives.

•
The Company reported a fourth quarter 2015 loss of $60.8 million, or $1.35 per diluted share, as compared to income of $7.7 million, or $0.17 per diluted share, during fourth quarter 2014. Excluding Special Items(1) fourth quarter 2015 income would have been $13.2 million, or $0.29 per diluted share, as compared to $0.44 in fourth quarter 2014.

•
The Company generated Free Cash Flow (defined as Cash Flow from Operating Activities, excluding the cash impact of the Financial Improvement Plan, less Capital Expenditures) of $41.7 million for fourth quarter 2015, as compared to $35.2 million in fourth quarter 2014.

Impairment Charges
As previously noted, given the market conditions and the decline in profitability of its energy-facing businesses, the Company recorded pre-tax, non-cash goodwill and indefinite-lived intangible asset impairment charges of $75.7 million, of which $72.5 million and $3.2 million were in the Energy and Engineered Components segments, respectively. These charges represent a write-off of all of the goodwill in the Energy segment and the Arrow Engine business, as well as certain of the indefinite-lived intangibles related to Energy trade names no longer being used as a result of the restructuring. "Although we recorded impairment charges in our energy-facing businesses," Wathen commented, "we believe these businesses are positioned for significant earnings growth when the end market begins to recover, given our reduced fixed cost structure, and leading market positions and products."

Discontinued Operations
On June 30, 2015, the Company completed the spin-off of its Cequent businesses (comprised of the Cequent Americas and Cequent APEA reportable segments), creating a new independent publicly-traded company, Horizon Global Corporation, through a distribution of 100% of the Company's interest in Horizon Global to holders of TriMas common shares. The results of operations of the Cequent businesses, as well as the one-time costs incurred in connection with the separation of the two companies, are included in discontinued operations for all periods presented.
Financial Position

TriMas reported total debt of $419.6 million as of December 31, 2015, a decrease of 33.5% as compared to $630.8 million as of December 31, 2014. The Company used the cash distribution from Horizon Global in conjunction with the spin-off of the Cequent businesses to reduce outstanding borrowings. TriMas ended 2015 with $126.9 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.

Fourth Quarter Business Segment Results - From Continuing Operations(2)

Packaging

Net sales for fourth quarter decreased 3.6% as compared to the year ago period, primarily due to unfavorable currency exchange and lower industrial closure sales as a result of a weaker industrial end market. Operating profit and the related margin percentage for the quarter decreased slightly due to lower sales levels, continued investment in global capabilities and unfavorable currency exchange, partially offset by lower material costs, productivity and cost reduction actions. The Company continues to develop specialty dispensing and closure applications for growing end markets, including food and beverage, and health, beauty and home, as well as follow its customers into growing geographies.

Aerospace

Net sales for fourth quarter increased 20.1% as compared to the year ago period, primarily due to the results of the acquisitions of Allfast in October 2014 and certain assets related to Parker Hannifin’s Tolleson, Arizona machined components facility in November 2015. Net sales also benefited from increased levels of demand from larger OE customers, partially offset by lower sales to large distribution customers. Fourth quarter 2015 operating profit and the related margin percentage increased 450 basis points due to the higher sales levels and related operating leverage, manufacturing efficiencies, continued productivity and cost reduction initiatives, and a more favorable product mix, partially offset by increased selling, general and administrative costs. The Company is focused on integrating and leveraging its aerospace businesses to better serve its customers, improving manufacturing efficiencies and throughput, and developing and qualifying additional highly-engineered products for aerospace applications.

Energy

Fourth quarter net sales decreased 21.1% as compared to the year ago period, primarily due to expenditure reductions and deferrals at large refinery and petrochemical customers, reduced demand levels from upstream oil and gas customers related to lower oil production activity, and the impact of unfavorable currency exchange. Fourth quarter operating profit and the related margin percentage declined as the cost savings achieved due to the restructuring and cost reduction initiatives were more than offset by the impact of the reduced sales levels and related lower fixed cost absorption. During the fourth quarter, the Company recorded pre-tax non-cash goodwill and intangible asset impairment charges of approximately $72.5 million related to this segment. The Company continues to restructure this business to improve its cost structure, including consolidating certain facilities, starting up a lower cost manufacturing facility in Reynosa, Mexico, and adding experienced resources to the leadership team. The Company is in the process of restructuring its global footprint and supply chain, driving manufacturing and operational improvements, and increasing the sales of its higher-margin, specialty products.

Engineered Components

Net sales for fourth quarter decreased 42.6% as compared to the year ago period, primarily due to lower sales of engines and compressors resulting from the impact of lower oil prices and significantly reduced oil production activity. Sales of industrial cylinders also decreased as a result of weaker demand in industrial end markets and lower levels of export sales due to the strong U.S. dollar. Fourth quarter 2015 operating profit and the related margin percentage also decreased primarily due to the reduced sales levels and lower fixed cost absorption related to engine and compression products, which were partially offset by cost reductions and productivity initiatives. The Company has responded to the dramatic drop in oil prices and the impact on engine and compressor demand by reducing its fixed cost structure, and continues to drive new product sales and expand its international sales efforts.

2016 Outlook

The Company is estimating that 2016 sales will be relatively flat, ranging between a decline of 2% to an increase of 2%, as compared to 2015. The Company expects full-year 2016 diluted earnings per share to be between $1.35 and $1.45 per share, excluding any future events that may be considered Special Items. In addition, the Company expects 2016 Free Cash Flow (defined as Cash Flow from Operating Activities, excluding the cash impact of the Financial Improvement Plan, less Capital Expenditures) to be between $60 million and $70 million, or approximately 100% of net income.

Wathen commented, "We are not counting on an upturn in demand in 2016, and are expecting the weak macroeconomic environment to persist, most notably in the energy-facing and industrial end markets. As a result, we continue to take actions to mitigate the impact of these external challenges and to improve our business performance, while continuing to invest in development programs and capital in our growth businesses. We are focusing on what we can control and believe we have created a solid foundation for the future with a focus of enhancing long-term shareholder value."

Conference Call Information

TriMas Corporation will host its fourth quarter and full year 2015 earnings conference call today, Thursday, February 25, 2016, at 10:00 a.m. Eastern Time. The call-in number is (888) 481-2877. Participants should request to be connected to the TriMas Corporation fourth quarter and full year 2015 earnings conference call (Conference ID #4461698). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode #4461698) beginning February 25, 2016 at 3:00 p.m. Eastern Time through March 3, 2016 at 3:00 p.m. Eastern Time.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including, but not limited to, those relating to the Company’s business, financial condition or future results, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to: the Company's leverage; liabilities imposed by the Company's debt instruments; market demand; competitive factors; supply constraints; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; technology factors; litigation; government and regulatory actions; the Company's accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company's business and industry; the Company’s ability to integrate Allfast and attain the expected synergies, including that the acquisition is accretive; the Company’s ability to attain the Financial Improvement Plan targeted savings and free cash flow amounts; future prospects of the Company; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into four reportable segments: Packaging, Aerospace, Energy and Engineered Components. TriMas has approximately 4,000 employees in 13 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I details certain costs, expenses and other charges, collectively described as "Special Items," that are included in the determination of net income from continuing operations attributable to TriMas Corporation under GAAP, but that management would consider important in evaluating the quality of the Company's operating results.

(2)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see "Company and Business Segment Financial Information - Continuing Operations."

TriMas Corporation
Condensed Consolidated Balance Sheet
(dollars in thousands)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$19,450	$24,420
Receivables, net	121,990	132,800
Inventories	167,370	171,260
Prepaid expenses and other current assets	17,810	8,690
Current assets, discontinued operations	—	192,580
Total current assets	326,620	529,750
Property and equipment, net	181,130	177,470
Goodwill	378,920	460,080
Other intangibles, net	273,870	297,420
Other assets	9,760	20,030
Non-current assets, discontinued operations	—	140,680
Total assets	$1,170,300	$1,625,430
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$13,850	$23,400
Accounts payable	88,420	103,510
Accrued liabilities	50,480	60,150
Current liabilities, discontinued operations	—	119,900
Total current liabilities	152,750	306,960
Long-term debt, net	405,780	607,410
Deferred income taxes	11,260	22,120
Other long-term liabilities	53,320	67,410
Non-current liabilities, discontinued operations	—	30,900
Total liabilities	623,110	1,034,800
Total shareholders' equity	547,190	590,630
Total liabilities and shareholders' equity	$1,170,300	$1,625,430

TriMas Corporation
Consolidated Statement of Operations
(dollars in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(unaudited)
Net sales	$192,760	$223,430	$863,980	$887,300
Cost of sales	(143,760)	(169,490)	(627,870)	(650,290)
Gross profit	49,000	53,940	236,110	237,010
Selling, general and administrative expenses	(39,630)	(33,960)	(162,350)	(146,590)
Net loss on dispositions of property and equipment	(1,730)	(3,330)	(2,330)	(3,770)
Impairment of goodwill and indefinite-lived intangible assets	(75,680)	—	(75,680)	—
Operating profit (loss)	(68,040)	16,650	(4,250)	86,650
Other expense, net:
Interest expense	(3,450)	(3,280)	(14,060)	(9,590)
Debt financing and extinguishment costs	—	(3,360)	(1,970)	(3,360)
Other expense, net	490	(650)	(1,840)	(4,100)
Other expense, net	(2,960)	(7,290)	(17,870)	(17,050)
Income (loss) from continuing operations before income tax expense	(71,000)	9,360	(22,120)	69,600
Income tax benefit (expense)	10,200	(1,690)	(6,540)	(22,710)
Income (loss) from continuing operations	(60,800)	7,670	(28,660)	46,890
Income (loss) from discontinued operations, net of income taxes	—	(6,200)	(4,740)	22,390
Net income (loss)	(60,800)	1,470	(33,400)	69,280
Less: Net income attributable to noncontrolling interests	—	—	—	810
Net income (loss) attributable to TriMas Corporation	$(60,800)	$1,470	$(33,400)	$68,470
Basic earnings (loss) per share attributable to TriMas Corporation:
Continuing operations	$(1.35)	$0.17	$(0.64)	$1.03
Discontinued operations	—	(0.14)	(0.10)	0.50
Net income (loss) per share	$(1.35)	$0.03	$(0.74)	$1.53
Weighted average common shares - basic	45,188,303	44,938,675	45,123,626	44,881,925
Diluted earnings (loss) per share attributable to TriMas Corporation:
Continuing operations	$(1.35)	$0.17	$(0.64)	$1.02
Discontinued operations	—	(0.14)	(0.10)	0.49
Net income (loss) per share	$(1.35)	$0.03	$(0.74)	$1.51
Weighted average common shares - diluted	45,188,303	45,384,460	45,123,626	45,269,409

TriMas Corporation
Consolidated Statement of Cash Flow
(dollars in thousands)

	Twelve months ended December 31,
	2015	2014
Cash Flows from Operating Activities:
Net income (loss)	$(33,400)	$69,280
Income (loss) from discontinued operations	(4,740)	22,390
Income (loss) from continuing operations	(28,660)	46,890
Adjustments to reconcile net income (loss) to net cash provided by operating activities, net of acquisition impact:
Impairment of goodwill and indefinite-lived intangible assets	75,680	—
Loss on dispositions of businesses and other assets	2,330	3,770
Depreciation	22,570	21,380
Amortization of intangible assets	20,970	16,060
Amortization of debt issue costs	1,710	1,940
Deferred income taxes	(8,750)	(6,530)
Non-cash compensation expense	6,340	7,110
Excess tax benefits from stock based compensation	(590)	(1,180)
Debt financing and extinguishment expenses	1,970	3,360
(Increase) decrease in receivables	5,300	(9,790)
(Increase) decrease in inventories	3,250	(6,010)
Decrease in prepaid expenses and other assets	4,730	5,250
Increase (decrease) in accounts payable and accrued liabilities	(29,530)	11,830
Other, net	(750)	(1,560)
Net cash provided by operating activities of continuing operations, net of acquisition impact	76,570	92,520
Net cash provided by (used for) operating activities of discontinued operations	(14,030)	30,880
Net cash provided by operating activities, net of acquisition impact	62,540	123,400
Cash Flows from Investing Activities:
Capital expenditures	(28,660)	(23,000)
Acquisition of businesses, net of cash acquired	(10,000)	(382,880)
Net proceeds from disposition of businesses and other assets	1,700	200
Net cash used for investing activities of continuing operations	(36,960)	(405,680)
Net cash used for investing activities of discontinued operations	(2,510)	(4,410)
Net cash used for investing activities	(39,470)	(410,090)
Cash Flows from Financing Activities:
Proceeds from borrowings on term loan facilities	275,000	275,000
Repayments of borrowings on term loan facilities	(444,890)	(8,910)
Proceeds from borrowings on revolving credit and accounts receivable facilities	1,129,840	1,063,960
Repayments of borrowings on revolving credit and accounts receivable facilities	(1,169,370)	(989,090)
Payments for deferred purchase price	(6,440)	—
Debt financing fees	(1,850)	(3,840)
Distributions to noncontrolling interests	—	(580)
Payment for noncontrolling interests	—	(51,000)
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(2,770)	(2,910)
Proceeds from exercise of stock options	500	640
Excess tax benefits from stock based compensation	590	1,180
Cash transferred to the Cequent businesses	(17,050)	—
Net cash provided by (used for) financing activities of continuing operations	(236,440)	284,450
Net cash provided by (used for) financing activities of discontinued operations	208,400	(340)
Net cash provided by (used for) financing activities	(28,040)	284,110
Cash and Cash Equivalents:
Decrease for the year	(4,970)	(2,580)
At beginning of year	24,420	27,000
At end of year	$19,450	$24,420
Supplemental disclosure of cash flow information:
Cash paid for interest	$15,170	$10,870
Cash paid for income taxes	$30,580	$41,110

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Packaging
Net sales	$77,800	$80,710	$334,270	$337,710
Operating profit	$18,380	$18,180	$78,470	$77,850
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$1,050	$2,220	$1,760	$2,840
Excluding Special Items, operating profit would have been:	$19,430	$20,400	$80,230	$80,690

Aerospace
Net sales	$42,140	$35,090	$176,480	$121,510
Operating profit	$5,910	$3,440	$28,320	$17,830
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$870	$620	$3,610	$620
Excluding Special Items, operating profit would have been:	$6,780	$4,060	$31,930	$18,450

Energy
Net sales	$40,480	$51,330	$193,390	$206,720
Operating loss	$(86,770)	$(7,530)	$(97,160)	$(6,660)
Special Items to consider in evaluating operating profit (loss):
Severance and business restructuring costs	$11,940	$7,460	$23,140	$11,890
Release of historical translation adjustments related to the closure of Brazilian manufacturing facility	$—	$1,270	$—	$1,270
Impairment of goodwill and indefinite-lived intangible assets	$72,500	$—	$72,500	$—
Excluding Special Items, operating profit (loss) would have been:	$(2,330)	$1,200	$(1,520)	$6,500

Engineered Components
Net sales	$32,340	$56,300	$159,840	$221,360
Operating profit	$1,670	$9,160	$18,240	$34,080
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$50	$—	$280	$—
Impairment of goodwill and indefinite-lived intangible assets	$3,180	$—	$3,180	$—
Excluding Special Items, operating profit would have been:	$4,900	$9,160	$21,700	$34,080

Corporate Expenses
Operating loss	$(7,230)	$(6,600)	$(32,120)	$(36,450)
Special Items to consider in evaluating operating loss:
Severance and business restructuring costs	$500	$—	$1,440	$—
Excluding Special Items, operating loss would have been:	$(6,730)	$(6,600)	$(30,680)	$(36,450)

Total Company
Net sales	$192,760	$223,430	$863,980	$887,300
Operating profit (loss)	$(68,040)	$16,650	$(4,250)	$86,650
Total Special Items to consider in evaluating operating profit:	$90,090	$11,570	$105,910	$16,620
Excluding Special Items, operating profit would have been:	$22,050	$28,220	$101,660	$103,270

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Income (loss) from continuing operations, as reported	$(60,800)	$7,670	$(28,660)	$46,890
Less: Net income attributable to noncontrolling interests	—	—	—	810
Income (loss) from continuing operations attributable to TriMas Corporation	$(60,800)	$7,670	$(28,660)	$46,080
After-tax impact of Special Items to consider in evaluating quality of income (loss) from continuing operations:
Release of historical translation adjustments related to the closure of Brazilian manufacturing facility	—	1,270	—	1,270
Severance and business restructuring costs	9,760	9,180	21,810	13,980
Impairment of goodwill and indefinite-lived intangible assets	64,260	—	64,260	—
Debt financing and extinguishment costs	—	2,120	1,240	2,120
Excluding Special Items, income from continuing operations attributable to TriMas Corporation would have been	$13,220	$20,240	$58,650	$63,450

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Diluted earnings (loss) per share from continuing operations attributable to TriMas Corporation, as reported	$(1.35)	$0.17	$(0.64)	$1.02
Dilutive impact (a)	0.02	—	0.01	—
After-tax impact of Special Items to consider in evaluating quality of EPS from continuing operations:
Release of historical translation adjustments related to the closure of Brazilian manufacturing facility	—	0.03	—	0.03
Severance and business restructuring costs	0.21	0.20	0.48	0.31
Impairment of goodwill and indefinite-lived intangible assets	1.41	—	1.41	—
Debt financing and extinguishment costs	—	0.04	0.03	0.04
Excluding Special Items, diluted EPS from continuing operations would have been	$0.29	$0.44	$1.29	$1.40
Weighted-average shares outstanding for the three and twelve months ended December 31, 2015 and 2014	45,613,000	45,384,460	45,482,964	45,269,409

(a) Impact of 424,697 and 359,338 shares for the three months and twelve months ended December 31, 2015, respectively, which would have been dilutive to the computation of earnings per share in an income position.

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Net cash provided by operating activities of continuing operations	$47,830	$39,880	$76,570	$92,520
Add: Cash impact of Financial Improvement Plan	2,160	—	2,890	—
Cash Flows from operating activities excluding special items	49,990	39,880	79,460	92,520
Less: Capital expenditures of continuing operations	(8,300)	(4,680)	(28,660)	(23,000)
Free Cash Flow from continuing operations	$41,690	$35,200	$50,800	$69,520